PER OS BIOSCIENCES

CONTRACT MANUFACTURING AGREEMENT FOR CHEWING GUM Terms and Conditions

1. PRODUCT SPECIFICATIONS

1.1 Per Os shall manufacture, supply and sell to Customer the products specified on the Cover Sheet (the “Product”), on a made-to-order basis in accordance with the product specifications set forth on the attached Exhibit A, the packaging specifications set forth on the attached Exhibit B, which shall include all packaging specifications for the Product (the “Packaging Specifications”) and all materials used for Product packaging, (the “Product Packaging Materials”), and the pricing and product delivery of the Product set forth on Exhibit C.

2. ART WORK; TRADEMARKS; INTELLECTUAL PROPERTY.

2.1 Customer, if artwork is required, shall bear all costs of creating initial films, plates and dies and all creative development costs. Once artwork has been approved by Customer, all cost associated with Customer-requested changes shall be the responsibility of Customer, including the costs of materials and any works in progress rendered redundant, obsolete or unusable as a result of such changes.

2.2 Nothing contained herein shall grant or shall be deemed to grant to Customer any right, title or interest in or to the Per Os’ trademarks, trade names, artwork, logos, trade dress, patents or other intellectual property related to the Product (collectively, “Per Os IP”). All uses of the Per Os IP shall inure solely to the benefit of Per Os, and Customer shall obtain no rights with respect to any of the Per Os IP and Customer hereby irrevocably assigns to Per Os all right, title and interest held by Customer, if any, in or to any of the Per Os IP. At no time during or after the term of the parties’ business relationship shall Customer challenge or assist others in challenging the Per Os IP (except to the extent expressly entitled by applicable law) or the registration thereof or attempt to register any trademarks, servicemarks, marks, logos, trade names or other intellectual property confusingly similar to the Per Os IP. Upon any termination or expiration of the parties’ business relationship or upon written notice by Per Os, Customer shall immediately cease to use any and all of the Per Os IP as authorized herein.

2.3 Customer hereby acknowledges and agrees that all right, title, and interest in and to all of the know-how, trade secrets and processes for manufacturing Product, belongs solely to Per Os, whether or not it is protected or protectable under applicable patent, trademark, service mark, copyright, trade secret or other intellectual property laws. The formulation of the Product will be the sole property of Per Os.

3. PRICING

3.1 The Product pricing is set forth on the attached Exhibit C.

3.2 Per Os shall provide 90 days prior written notice of price increases.

4. PRODUCT ORDERS.

4.1 Customer shall submit purchase orders to Per Os. Customer will be responsible for the accuracy of the order information transmitted. All orders from Customer must comply with minimum quantities and package size requirements.

4.2 Each purchase order shall be subject to acceptance by Per Os in Hunt Valley, Maryland.

4.3 In ordering and delivering Product, Per Os and Customer may use their respective standard forms, provided that nothing in those forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

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6. DELIVERY

6.1 Upon receipt of each order, Per Os shall provide estimated delivery dates to Customer, which shall reflect the expected lead-times set forth on the attached Exhibit C. Per Os shall not be responsible for late deliveries resulting from orders placed outside of the lead-times set forth on the attached Cover Sheet.

6.2 Per Os shall ship the Product FOB from its facilities in Hunt Valley, Maryland, USA for bulk product or from any third party supplier that provides packaging services. Customer shall be responsible for shipping and insurance costs, and title and risk of loss shall pass to Customer upon Per Os making the Product available at its manufacturing site or third- party packager. Per Os shall not be responsible for any retail distribution. Notwithstanding anything herein to the contrary, in the event delivery is delayed due to normal constraints associated with manufacturing, packaging, scheduling, or delivery of Product, Per Os promptly shall notify Customer and Customer and Per Os shall cooperate to establish a mutually agreeable alternate delivery date for Product.

7. RETURNED GOODS. All sales are final. Customer may not return any Product unless there is a product defect or quality issue that has been substantiated and agreed to by Per Os.

8. INVOICING; PAYMENT

8.1 Except as otherwise agreed by Per Os in writing, payment shall be as follows: 1) 50% of the total purchase order value with submission of each purchase order by Customer, and 2) remaining balance of each purchase order in full based on the final quantity produced before shipment to Customer.

8.2 Customer shall be responsible for all sales, use, excise and other taxes and duties imposed by any law or governmental authority that are applicable to the purchase or shipment of Product. In the event Per Os pays any such taxes, or duties applicable to purchase or shipment of such Product, such amounts paid by Per Os shall be invoiced by Per Os to Customer and shall be paid by Customer.

9. QUANTITATIVE DEFICIENCIES. Within seventy- two (72) hours following receipt of each shipment, Customer shall notify Per Os in writing of any claim relating to quantitative deficiencies in such shipment of Product that Customer believes occurred prior to shipment hereunder. Any claim for a quantitative deficiency which is not made within such 72-hour period shall be deemed to have been waived by Customer. In the event Customer determines there is a quantitative deficiency from the applicable shipping documentation, the parties shall investigate such deficiency and, if the parties agree that such deficiency occurred prior to shipment, Per Os shall, at Per Os option and as Customer’s exclusive remedy for such quantitative deficiency, (a) issue a credit to Customer’s next order for the amount paid by Customer to Per Os in excess of the aggregate price for actual quantities shipped; or (b) subject to Per Os having Product on hand at the time of request by Customer, rectify any such deficiency by promptly shipping the appropriate quantities of any relevant Product to Customer, in which case Customer shall be obligated to pay for any such quantities.

10. CUSTOMER RESPONSIBILITIES

10.1 Customer represents and warrants that any information or documents it provides to Per Os (including, without limitation, product formulas, ingredients, artwork, names, logos, and trademarks of Customer and/or Customer’s affiliates, as well as functional claims and package labeling) comply with applicable laws, rules and regulations promulgated by any governmental authority having jurisdiction over the manufacture and distribution of Product and do not infringe or violate any intellectual property or proprietary rights of any third party. Customer acknowledges that it has reviewed and approved, and will review and approve, all Product Packaging Materials. Customer acknowledges that Customer has final responsibility for all artwork, product information and claims, promotional materials and activities, Packaging Specifications and Product Packaging Materials. Per Os makes no representations or warranties that the Packaging Specifications comply with applicable laws, rules or regulations promulgated by any governmental authority having jurisdiction over the manufacture and distribution of the Product. Customer shall be solely responsible for all claims relating to Product Specifications and Product Packaging Materials, including, without limitation, labeling, artwork, names, logos and trademarks used in the Product Packaging Materials. This Section shall survive termination of this Agreement.

10.2 Customer shall be responsible for obtaining all regulatory approvals, if any, that are required in relation to the distribution and sale of the Product and shall ensure that any claims made with respect to the Product comply with all applicable laws and regulations. Customer shall comply with all applicable laws and regulations applicable to the Product.

11. LIABILITY AND INDEMNITY

11.1 Customer shall indemnify, defend, and hold harmless Per Os and its affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Indemnitees”), from and against any and all claims, damages, losses, liabilities, penalties and expenses (including without limitation reasonable legal fees and expenses) resulting from or arising out of (a) Customer’s actions, omissions, negligence or gross misconduct; (b) Customer’s advertising, promotion, distribution, sale or use of the Product; (c) Customer’s breach or non-fulfillment of or failure to perform any covenant or agreement; or (d) Customer’s violation of any law or regulation; except to the extent solely caused by Per Os negligence or gross misconduct.

11.2 In no event shall Per Os be liable for incidental, special, consequential or punitive damages, including any claim for damages based on lost revenues or profits.

11.3 Per Os shall not be liable for product defects that have been caused by abnormal or incorrect conditions of use, storage pending use, accident, misuse or negligence by Customer, its employees, servants and agents or by the Customer-designated carrier after any Product leaves Per Os facility or the facility of its affiliates or subcontractors, as applicable.

11.4 Except as expressly set forth in this Agreement, Per Os makes no warranty, express or implied, and specifically makes no warranty of merchantability or warranty of fitness for any particular purpose, regarding the Product.

12. CONFIDENTIALITY

12.1 In the course of performing its obligations under this Agreement, Customer may acquire information disclosed by Per Os (or on Per Os behalf), whether directly or indirectly, in writing, orally, electronically or by drawings or inspection of equipment, products, facilities, software or other property, that pertains to Per Os products, formulations, processes, equipment, pricing, developments or plans (“Confidential Information”).

12.2 Customer shall not (a) disclose any Confidential Information to any third party or (b) use any Confidential Information for any purpose other than in connection with the performance of its obligations pursuant to this Agreement, without prior written consent of Per Os.

13. MISCELLANEOUS

13.1 This Agreement, including the Cover Sheet and any Exhibits attached to this Agreement, and all ancillary documents contemplated hereby and referenced herein constitute the entire agreement between Customer and Per Os with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any provision hereof can be amended, changed, supplemented, or waived, except in a written agreement signed by each of the parties hereto.

13.2 Each party is and shall in all respects be treated as an independent contractor of the other party and nothing contained in this Agreement shall be construed to create any agency, partnership, joint venture or similar relationship between Customer and Per Os.

13.3 Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, provided that Per Os may, without Customer’s consent, assign its rights and obligations under this Agreement to any of its affiliates or successors.

13.4 The laws of the State of Maryland shall govern the validity and construction of this Agreement and all rights and obligations of, and disputes between or among, the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement, whether in contract, tort or otherwise, without regard to the principles of conflict of laws of the State of Maryland. The parties consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Maryland and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the courts of the State of Maryland and the venue of the Circuit Court for Baltimore County and hereby waive the right to assert lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

13.5 The parties to this Agreement acknowledge and agree that the manufacturing process may be conducted partly or wholly on behalf of Per Os by its affiliates or subcontractors in accordance with applicable laws and regulations. Therefore, any references to Per Os as being responsible for the manufacturing process shall be deemed to include performance by such affiliates and subcontractors of any such manufacturing process, as applicable, while Per Os shall at all times remain responsible for such performance.

13.6 No failure or delay on the part of the parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies granted herein shall be cumulative and in addition to other rights and remedies to which the parties may be entitled at law or in equity.

13.7 In case any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13.8 All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by: (a) registered or certified mail, return receipt requested; (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid; or (c) facsimile (with the original promptly sent by any of the foregoing manners). Any such notices shall be addressed to the receiving party at such party’s address as shown on the Cover Sheet or as may from time to time be furnished by similar notice by either party. Any such notice shall be effective upon such personal delivery, one (1) business day after delivery to such courier, upon transmission by facsimile (provided the original is sent as described herein), or three (3) business days after it is sent by such registered or certified mail, as the case may be.

13.9 All dollar amounts referred to in this Agreement are in United States Dollars.

13.10 Sections 11, 12 and 13 shall survive the termination or expiration of this Agreement.